Exhibit 10.3

CONTRACTOR’S CORPORATE GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT dated as of this 25th day of August, 2016 is executed by General Dynamics Corporation, a Delaware corporation (the “Guarantor”).

WHEREAS, National Steel and Shipbuilding Company (“Contractor”) intends to enter into a contract for the construction of two specialty cargo vessels (the “Contract”) with Matson Navigation Company, Inc. (“Customer”); and

WHEREAS, in connection with the Contract, Customer requested that the Guarantor agree to guarantee the obligations of Contractor, an indirect wholly owned subsidiary of the Guarantor, to Customer arising under the Contract in accordance with the terms and conditions of this Guaranty Agreement.

THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Guarantor agrees as follows:

1.    Guaranty.  Upon the terms and subject to the conditions set forth in this Guaranty Agreement, the Guarantor unconditionally, absolutely and irrevocably guarantees the payment of Contractor’s obligations to Customer arising under the Contract (collectively, the “Guaranteed Obligations”).  The guaranty set forth herein is one of payment and not of collection.

2.    Scope of Guaranteed Obligations.  The Guarantor guarantees that the Guaranteed Obligations shall be paid when due or in accordance with the terms of the Contract, as the same may be amended, modified, waived, extended and supplemented from time to time.  The failure to obtain the consent of the Guarantor to any such amendment, modification, waiver, extension or supplement shall not excuse the performance by the Guarantor of its responsibilities to Customer under this Guaranty Agreement.

3.    Enforcement.  Prior to taking any action to enforce its rights under this Guaranty Agreement, Customer shall notify the Guarantor in writing of the circumstances surrounding the alleged non-performance of the Guaranteed Obligations by Contractor.  Upon its receipt of notice of alleged non-performance, the Guarantor shall be provided with a reasonable period of not less than 30 days in which to remedy or cure, or cause Contractor to remedy or cure, such alleged non-performance.  In any action to enforce this Guaranty Agreement, the Guarantor shall be entitled to assert in its own name any and all of the rights, defenses, counterclaims, exculpations, indemnities and limitations on liability that Contractor may be entitled to assert in connection with such action.

4.    Termination.  This Guaranty Agreement is a continuing guaranty and shall remain in full force and effect until: (i) the indefeasible payment in full of the Guaranteed Obligations; or (ii) December 31, 2021, whichever is earlier.

5.    Certain Limitations.  Notwithstanding any provision of this Guaranty Agreement or the Contract to the contrary, the aggregate liability of the Guarantor to Customer pursuant to this

Guaranty Agreement shall not exceed the amount per Vessel that Contractor is liable for under the Contract, taking into account the limitations of Article 19 of the Contract, and in no event shall the Guarantor be liable to Customer for any exemplary, punitive, consequential or other special damages pursuant to this Guaranty Agreement or otherwise.

6.    Assignment.  This Guaranty Agreement shall be binding upon and enforceable against the Guarantor and its successors and assigns and shall inure to the benefit of, and be enforceable by, Customer and its permitted successors and assigns.  This Guaranty Agreement may not be assigned by the Guarantor without the prior written consent of Customer (such consent not to be unreasonably withheld).

7.    No Third Party Beneficiaries.  This Guaranty Agreement is intended for the sole and exclusive benefit of Customer and its successors and assigns and shall not be enforceable by any other party.

8.    Governing Law.  This Guaranty Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

9.    Notices.  Any notice, request or other communication hereunder to  Customer or the Guarantor shall be in writing and be duly given if delivered personally or sent by prepaid registered mail to its address or by E-mail (with confirmation of completed transmission received) to the number and to the attention of the person set forth below:

If to the Guarantor:

General Dynamics Corporation

2941 Fairview Park Drive

Falls Church, VA 22042-4513

Attention: Treasurer

Facsimile No.: (703) 876-3366

If to Customer:

Matson Navigation Company, Inc.

555 12th St.

Oakland, CA 94607

Attn:  Senior Vice President Operations

E-mail:  Rforest@matson.com

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty Agreement as of the date first written above.

GENERAL DYNAMICS CORPORATION

By:	/s/ Gregory Gallopoulos
Gregory Gallopoulos
Sr. Vice President

Acknowledged and Agreed this 25th day of August, 2016

Matson Navigation Company, Inc.

By:	/s/ Ronald J. Forest
Name: R. J. Forest
Title: Senior Vice President